UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. )*




                                SPROUT SOCIAL, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                  Class A Common Stock, par value $0.0001 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    85209W109
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2019
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               10,378,809
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               10,378,809

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           10,378,809


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           27.3 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               10,378,809
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               10,378,809

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           10,378,809


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           27.3 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2016, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               158,481
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               158,481

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           158,481


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               158,481
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               158,481

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           158,481


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          2016 OFFSHORE AGGREGATOR, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               379,303
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               379,303

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           379,303


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.0 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2016, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               641,465
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               641,465

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           641,465


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.7 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               641,465
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               641,465

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           641,465


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.7 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          STONE STREET 2016, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               223,292
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               223,292

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           223,292


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

-----------------------
  CUSIP No. 85209W109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               8,976,268
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               8,976,268

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           8,976,268


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           23.6 %*


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*The percentage is calculated based upon 38,080,466 shares of Class A Common Stock outstanding as of December 12, 2019, as reported in the Issuer's 424B4 Prospectus filed with the Securities and Exchange Commission on December 13, 2019.

Item 1(a).         Name of Issuer:
                   SPROUT SOCIAL, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   131 S Dearborn St, Suite 700
                   Chicago, IL 60603

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   MBD 2016, L.P.
		   MBD ADVISORS, L.L.C.
                   2016 OFFSHORE AGGREGATOR, L.P.
                   BRIDGE STREET 2016, L.P.
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
		   STONE STREET 2016, L.P.
                   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The principal business office of each of the Reporting Persons is:
                   200 West Street
                   New York, NY 10282

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   MBD 2016, L.P. - Delaware
                   MBD ADVISORS, L.L.C. - Delaware
		   2016 OFFSHORE AGGREGATOR, L.P. - Cayman Islands BRIDGE STREET 2016, L.P. - Delaware
		   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. - Delware STONE STREET 2016, L.P. - Delaware
                   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Class A Common Stock, par value $0.0001 per share

Item 2(e).         CUSIP Number:
                   85209W109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                   Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2020,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             MBD 2016, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

	     MBD ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             2016 OFFSHORE AGGREGATOR, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             BRIDGE STREET 2016, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

	     BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

	     STONE STREET 2016, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.5          Power of Attorney, relating to
                MBD 2016, L.P.
  99.6          Power of Attorney, relating to
                MBD ADVISORS, L.L.C.
  99.7		Power of Attorney, relating to
                2016 OFFSHORE AGGREGATOR, L.P.
  99.8          Power of Attorney, relating to
                BRIDGE STREET 2016, L.P.
  99.9		Power of Attorney, relating to
                BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
  99.10         Power of Attorney, relating to
                STONE STREET 2016, L.P.
  99.11         Power of Attorney, relating to
                BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Common Stock, par value $0.0001 per share, of SPROUT SOCIAL, INC.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2020,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             MBD 2016, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

	     MBD ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             2016 OFFSHORE AGGREGATOR, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             BRIDGE STREET 2016, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

	     BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

	     STONE STREET 2016, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

 The securities being reported on by The GOLDMAN SACHS GROUP, INC.
("GS Group"), as a parent holding company, are owned, directly or indirectly, by Broad Street Principal Investments, L.L.C., Bridge
Street 2016, L.P., Bridge Street Opportunity Advisors, L.L.C., Stone Street 2016, L.P., MBD 2016, L.P., MBD Advisors, L.L.C. and 2016 Offshore
Aggregator, L.P. (collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned by GOLDMAN SACHS & CO. LLC
("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The GS Investing Entities and/or affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the GS Investing Entities. Goldman Sachs serves as the investment manager of certain of the GS Investing Entities and is a subsidiary of GS Group.

                                                                  EXHIBIT (99.3)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS THE GOLDMAN SACHS GROUP, INC.(the "Company") does hereby make,constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2021 unless earlier revoked by written instrument, or in the event am Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on June 19, 2018.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 26, 2019.

GOLDMAN SACHS & CO.LLC

By: /s/  Karen P. Seymour
____________________________
Name:  Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer acting individually, its true and lawful attorney, (each, an "Attorney-in-fact") to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until March 1, 2021 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to March 1, 2021, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on May 15, 2018.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 26, 2019

GOLDMAN SACHS & CO. LLC

By: /s/  Karen P. Seymour
____________________________
Name:  Karen P. Seymour
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2016, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto eac said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 9, 2020.

MBD 2016, L.P.
By: MBD ADVISORS, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.

MBD ADVISORS, L.L.C.


By: /s/  Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS 2016 OFFSHORE AGGREGATOR, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 9, 2020.

2016 OFFSHORE AGGREGATOR, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its General Partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.8)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET 2016, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 9, 2020.


BRIDGE STREET 2016, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its General Partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.9)


                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.


By: /s/  Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.10)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS STONE STREET 2016, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.



THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 9, 2020.

STONE STREET 2016, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its General Partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.11)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher, Rachel Fraizer, and Apoorva Iyer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the
"Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 1, 2019.


BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.


By: /s/  Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President